Exhibit 99.1

Kaiser Aluminum Corporation Reports
Second Quarter and First Half 2015 Financial Results

Second Quarter Highlights:

•	Record Results for Shipments, Value Added Revenue, and Adjusted EBITDA

•	Net Sales $367 Million; Value Added Revenue $203 Million Increased ~7% Over Prior Year Quarter

•	Operating Income Increased to $44 Million; Adjusted EBITDA to $52 Million; EBITDA Margin to 26%

•	Strong Secular Demand Growth for Aerospace and Automotive Applications

•	Continued Improvement in Manufacturing Efficiencies - Increased Productivity and Throughput

•	Modest Improvement in Heat Treat Plate Spot Prices

FOOTHILL RANCH, Calif., July 21, 2015 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced second quarter 2015 results, reporting net income of $20 million, or $1.11 earnings per diluted share, compared to net income and earnings per diluted share of $25 million and $1.33, respectively, for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $23 million, or $1.27 per diluted share, for the second quarter 2015 compared to adjusted net income of $19 million, or $1.05 per diluted share, for the second quarter 2014.

For the first half 2015, the Company reported a net loss of $272 million, or $15.78 loss per diluted share, reflecting a $309 million after-tax, non-cash, non-run-rate charge associated with the termination of defined benefit accounting and the removal of the assets and liabilities related to the ongoing union voluntary employee beneficiary association (“Union VEBA”) from the Company’s consolidated balance sheet. For the first half 2014, net income and earnings per diluted share were $40 million and $2.18, respectively. Excluding the impact of non-run-rate items, adjusted net income was $41 million, or $2.27 earnings per diluted share, for the first half 2015 compared to adjusted net income of $33 million, or $1.76 earnings per diluted share, for the prior year period.

Value added revenue for the second quarter and first half 2015 increased 7%, to set new records of $203 million and $401 million, respectively. The increase in value added revenue is largely attributed to higher volume across end market applications and modest improvement in pricing, which reflects improving heat treat plate prices and lower contained metal costs on certain higher-margin products.

Adjusted consolidated EBITDA was $52 million, or 26% of value added revenue, for the second quarter 2015, compared to $46 million, or 24% of value added revenue, for the prior year quarter. The approximately $6 million increase primarily reflected higher volume for aerospace and automotive applications, modestly favorable heat treat plate spot pricing, and improved manufacturing cost efficiencies compared to the prior year quarter.

For the first half 2015 adjusted consolidated EBITDA was $98 million, an increase of approximately $15 million compared to the first half 2014, of which approximately $10 million reflected the favorable impact of higher volume and modestly favorable heat treat plate spot pricing and approximately $5 million reflected improved manufacturing cost efficiencies. Adjusted consolidated EBITDA as a percentage of value added revenue increased to 25% in the first half 2015 compared to 22% for the prior year period.

Summary

“Our results for shipments, value added revenue, and EBITDA were all records compared to any previous 3-month, 6- month, or 12- month period, despite significantly lower heat treat plate prices relative to 2012-2013 levels,” said Jack A. Hockema, President, CEO and Chairman. “Strong secular demand growth for our aerospace and automotive applications combined with continued improvement in manufacturing efficiencies drove the record results. Capital investments made in prior years have facilitated the growth in our results as increased capacity, enhanced quality, and improved efficiency have enabled us to continue to increase our output to meet growing demand, improve our market position, and mitigate the significant impact of lower heat treat plate prices.

“Looking at the end markets, commercial aerospace build rates are continuing at a record pace, and the aerospace supply chain has reached equilibrium after an extended period with an inventory overhang. With these favorable dynamics, our order book is strong, and our lead times for heat treat plate now extend into 2016. In addition, spot prices for heat treat plate are improving. While we expect modest further price improvements continuing into the second half of 2015, we also see evidence of increased import competition for general engineering plate moving into 2016. Overall, prices for aerospace and general engineering heat treat plate are expected to remain well below the 2012-2013 levels, which included significant customer payments related to volume commitments.

“Our automotive extrusion content continued to expand as we captured and launched new programs for bumpers, chassis, and structural components. In addition to the continued ramp up in production of the Ford F-150, we are benefiting from a shift in consumer preference towards aluminum content-intensive larger vehicles as a result of lower fuel prices,” said Mr. Hockema.

Second Quarter 2015 Consolidated Results
(Non GAAP, Unaudited)*
($mm, except shipments, realized price and per share amounts)

	Quarterly			Six Months
	2Q15	1Q15	2Q14	1H15	1H14

Shipments (millions of lbs)	160	158	152	318	304

Net sales	$367	$372	$344	$739	$679
Less hedged cost of alloyed metal	$(164)	$(175)	$(155)	$(338)	$(304)
Value added revenue	$203	$197	$190	$401	$375

Realized price per pound ($/lb)
Net sales	$2.30	$2.35	$2.27	$2.33	$2.24
Less hedged cost of alloyed metal	$(1.03)	$(1.10)	$(1.02)	$(1.07)	$(1.00)
Value added revenue	$1.27	$1.25	$1.25	$1.26	$1.24

Adjusted[1]
Operating income	$44	$38	$39	$82	$68
EBITDA[2]	$52	$46	$46	$98	$83
EBITDA margin[3]	25.8%	23.3%	24.4%	24.5%	22.0%
Net income	$23	$18	$19	$41	$33
EPS, diluted[4]	$1.27	$1.01	$1.05	$2.27	$1.76

As reported
Operating income (loss)	$37	$(459)	$46	$(422)	$79
Net income (loss)	$20	$(292)	$25	$(272)	$40
EPS, diluted[4]	$1.11	$(16.85)	$1.33	$(15.78)	$2.18

1    Adjusted numbers exclude non-run-rate items.
2    Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
3    Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.
4    Diluted shares for EPS calculated using treasury method.
*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Consolidated operating income excluding the impact of non-run-rate items was $44 million in the second quarter 2015, compared to the prior year quarter of $39 million, reflecting the impact of higher volumes, improving manufacturing cost efficiencies, and modest increases in heat treat plate spot prices.

For the first half 2015, the Company reported a consolidated operating loss of $422 million, reflecting approximately $504 million of non-run-rate losses primarily due to the removal of the Union VEBA assets and associated liabilities. Consolidated operating income adjusted for non-run-rate items was $82 million in the first half 2015, an increase of approximately $14 million compared to the prior year period, primarily driven by higher shipments and improved manufacturing costs offset in part by approximately $1 million of higher depreciation expense.

Cash Flow and Balance Sheet

During the first half 2015, in addition to funding normal business operations and the annual variable contributions to the Union VEBA and Salaried VEBA totaling $14 million, the Company returned approximately $55 million to shareholders through quarterly dividends and share repurchases. Capital spending during the first half 2015 was approximately $23 million related to capacity expansions at the Company’s London, Ontario and Sherman, Texas facilities to support growth in automotive extrusion applications along with other projects across the manufacturing platform to further improve quality and efficiencies. In addition, on April 1, 2015, the Company repaid principal and accrued interest on the 4.5% Cash Convertible Senior Notes with $179 million cash on hand, and $95 million of option asset settlement proceeds were used to pay the conversion premium. Total cash and cash equivalents and short-term investments were approximately $84 million and borrowing availability under the Company’s Revolving Credit Facility was approximately $267 million as of June 30, 2015.

The Company continues to estimate capital spending for the year will range from $50 million to $60 million as it invests further in capacity expansions for automotive extrusions and heat treat plate, continuous improvement initiatives focused on capturing manufacturing cost efficiencies and enhancing product quality, and ongoing sustaining capital investments.

Other

Contemporaneously with the issuance of the 4.5% Cash Convertible Notes and purchase of the option asset, which were settled on April 1, 2015, the Company also sold net-share-settled warrants as part of the transaction to hedge the conversion premium of the notes. Beginning on July 1, 2015, the warrants settle ratably over a 120-trading day period that continues through December 18, 2015. The exercise price of warrants was $60.44 per share as of June 30, 2015. At settlement, the warrant value is paid in shares of the Company’s common stock based upon the market value of the stock on each expiration date.

Fully diluted EPS calculations reflect the estimated dilutive impact of net-share-settled warrants of approximately 939,000 shares for the second quarter 2015. As of July 22, 2015, 99,085 shares have been issued in connection with warrants settled since July 1, 2015.

Outlook

“We are increasing our full year outlook for year-over-year value added revenue growth from 6%-8% to 7%-9% based on a more favorable outlook for our automotive extrusion applications, as lower fuel prices have shifted demand towards larger vehicles with higher aluminum extrusion product content. We also expect additional improvement in manufacturing cost efficiency due to the continued benefits of the investments in Trentwood’s Phase 5 capacity expansion and new casting complex as well as our investments to support further growth in automotive extrusions. In addition, we anticipate slowly improving prices for spot market sales of heat treat plate products," said Mr. Hockema.

“Looking to the second half of 2015, we expect normal seasonal demand weakness along with higher major maintenance costs. During the third quarter we have approximately ten days of planned preventive maintenance downtime on the hot line and large stretcher at our Trentwood facility. In addition, we plan to make other equipment modifications at Trentwood to facilitate future capital improvement projects to further increase capacity and improve cost efficiency.

“Longer term, we are very well-positioned for continued growth facilitated by strong secular demand trends for aerospace and automotive applications. With future investments in production capacity, efficiency, and quality, we expect to continue generating shareholder value by capitalizing on these growth opportunities,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Wednesday, July 22, 2015, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter and first half 2015 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (888) 556-4997, and accessed internationally at (719) 325-2315. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) the continuation of strong secular demand growth for the Company’s aerospace and automotive applications and improvement in the Company’s manufacturing efficiencies; (b) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results; (c) the Company’s inability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (d) the Company’s ability to participate in anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates and successfully launch those programs; (e) the Company’s ability to successfully execute planned preventive maintenance projects and sustaining capital investments, (f) increases in the Company’s costs, including the cost of energy, raw materials and freight costs, which it is unable to pass through to its customers; (g) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (h) the Company's ability to lower energy costs, realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (i) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Company's common stock and any decision by the Company's board of directors in regard to either; (j) unfavorable changes in laws or regulations that impact the Company’s operations and results; (k) the outcome of contingencies, including legal proceedings, government investigations and environmental remediation; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2014. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (LOSS) (UNAUDITED)(1)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In millions of dollars, except share and per share amounts)
Net sales	$367.2	$344.1	$738.9	$679.2
Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation and amortization and other items	294.8	275.5	597.1	558.4
Unrealized losses (gains) on derivative instruments	1.5	(1.6)	6.0	(3.6)
Depreciation and amortization	8.1	7.7	16.1	15.1
Selling, general, administrative, research and development:
Selling, general, administrative, research and development	23.6	22.0	46.3	42.3
Net periodic postretirement benefit cost (income) relating to VEBAs	0.6	(6.1)	1.2	(11.7)
Loss on removal of Union VEBA net assets	1.6	—	493.8	—
Total selling, general, administrative, research and development	25.8	15.9	541.3	30.6
Other operating charges, net	—	0.2	—	0.2
Total costs and expenses	330.2	297.7	1,160.5	600.7
Operating income (loss)	37.0	46.4	(421.6)	78.5
Other (expense) income:
Interest expense	(5.2)	(9.2)	(15.0)	(18.0)
Other income, net	0.4	1.8	0.8	3.7
Income (loss) before income taxes	32.2	39.0	(435.8)	64.2
Income tax (provision) benefit	(12.0)	(14.5)	163.8	(23.9)
Net income (loss)	$20.2	$24.5	$(272.0)	$40.3

Net income (loss) per common share:
Basic	$1.19	$1.38	$(15.78)	$2.25
Diluted[2]	$1.11	$1.33	$(15.78)	$2.18
Weighted-average number of common shares outstanding (in thousands):
Basic	17,006	17,841	17,233	17,889
Diluted[2]	18,192	18,458	17,233	18,512

[1]	Please refer to the Company's Form 10-Q for the quarter ended June 30, 2015 for detail regarding the items in the table.

[2]	Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (1)

	June 30, 2015	December 31, 2014
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$54.3	$177.7
Short-term investments	30.0	114.0
Receivables:
Trade receivables – net	138.6	129.3
Other	5.9	10.9
Inventories	217.3	214.7
Prepaid expenses and other current assets	100.4	178.6
Total current assets	546.5	825.2
Property, plant and equipment – net	464.5	454.9
Net assets of Union VEBA	—	340.1
Deferred tax assets – net (including deferred tax liability relating to the Union VEBA of $0.0 and $127.0 at June 30, 2015 and December 31, 2014, respectively)	148.7	30.9
Intangible assets – net	31.3	32.1
Goodwill	37.2	37.2
Other assets	23.1	23.3
Total	$1,251.3	$1,743.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77.4	$81.4
Accrued salaries, wages and related expenses	34.4	39.6
Other accrued liabilities	51.6	132.8
Current portion of long-term debt	—	172.5
Short-term capital leases	0.1	0.1
Total current liabilities	163.5	426.4
Net liabilities of Salaried VEBA	16.4	17.2
Deferred tax liabilities	0.8	0.9
Long-term liabilities	86.8	58.3
Long-term debt	225.0	225.0
Total liabilities	492.5	727.8
Commitments and contingencies
Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2015 and December 31, 2014; no shares were issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2015 and at December 31, 2014; 21,277,185 shares issued and 17,134,818 shares outstanding at June 30, 2015; 21,197,164 shares issued and 17,607,251 shares outstanding at December 31, 2014	0.2	0.2
Additional paid in capital	1,031.4	1,028.5
(Accumulated deficit) retained earnings	(5.4)	280.4
Treasury stock, at cost, 4,142,367 shares at June 30, 2015 and 3,589,913 shares at December 31, 2014, respectively	(238.6)	(197.1)
Accumulated other comprehensive loss	(28.8)	(96.1)
Total stockholders’ equity	758.8	1,015.9
Total	$1,251.3	$1,743.7

1     Please refer to Form 10-Q for the quarter ended June 30, 2015 for additional detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)

(In millions of dollars, except share and per share amounts)	Quarterly
	2Q15	1Q15	4Q14	3Q14	2Q14	1Q14

GAAP operating income (loss)	$37.0	$(458.6)	$26.8	$32.6	$46.4	$32.1
Mark-to-market losses (gains)	1.5	4.5	10.4	3.5	(1.5)	(2.0)
Other operating NRR income items[1,2]	5.8	492.0	(6.8)	(3.2)	(6.4)	(1.0)
Operating income, excluding operating NRR items	44.3	37.9	30.4	32.9	38.5	29.1
Depreciation and amortization	8.1	8.0	8.0	8.0	7.7	7.4
Adjusted EBITDA[3]	$52.4	$45.9	$38.5	$40.9	$46.2	$36.5

GAAP net income (loss)	$20.2	$(292.2)	$15.6	$15.9	$24.5	$15.8
Operating NRR items	7.3	496.5	3.6	0.3	(7.9)	(3.0)
Non-operating NRR items[4]	—	—	—	(2.2)	(0.5)	(0.9)
Tax impact of above NRR items	(2.6)	(184.5)	(1.3)	0.6	3.2	1.4
NRR tax benefit	(1.8)	(1.5)	(2.4)	—	—	—
Adjusted net income	$23.1	$18.3	$15.5	$14.6	$19.3	$13.3

GAAP earnings (losses) per diluted share[5]	$1.11	$(16.85)	$0.85	$0.85	$1.33	$0.85
Adjusted earnings per diluted share[5]	$1.27	$1.01	$0.85	$0.79	$1.05	$0.72

1    Other operating non-run-rate items primarily represent the impact of non-cash net periodic benefit cost (income)
related to the VEBAs, adjustments to plant-level LIFO, environmental expenses, and workers' compensation cost (benefit) due to discounting.

2    NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.

3    Adjusted EBITDA equals operating income excluding operating NRR items, plus depreciation and amortization.

4    Non-operating NRR items do not contribute to GAAP operating income and represent the mark-to-market of convertible bond related financial derivatives.

5    Diluted shares for EPS calculated using treasury method.

Totals may not sum due to rounding.